EXHIBIT 10.1


                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT
                                BY AND BETWEEN
                             CMH ACQUISITION CORP.
                                      AND
                             DAC ACQUISITION CORP.
                              WITH RESPECT TO THE
                         SALE OF THE OUTSTANDING STOCK
                          OF DREXEL INDUSTRIES, INC.
                          DATED AS OF APRIL 15, 1994




                               TABLE OF CONTENTS
Section                                                                    Page
   1.  Sale and Purchase of Shares.                                         1
   2.  Purchase Price.                                                      2
       2.1     The Purchase Price.                                          2
       2.2     Payment of Purchase Price                                    2
       2.3     Closing Statement of Net Worth;
                    Adjustment to Purchase Price                            2
       2.4     Royalty Payments                                             8
       2.5     Clark Payments                                               9
   3.  Closing.                                                            10
       3.1     Date of Closing.                                            10
       3.2     Termination.                                                10
   4.  Representations and Warranties of Seller.                           11
       4.1     Organization, Standing and Authority of Seller.             11
       4.2     Authorization of Agreement.                                 11
       4.3     Organization, Standing and Qualification
                    of Drexel; Subsidiaries.                               11
       4.4     Corporate Records.                                          12
       4.5     Consents of Third Parties.                                  12
       4.6     Capitalization.                                             12
       4.7     Ownership of Shares.                                        13
       4.8     Financial Statements.                                       13
       4.9     Absence of Certain Liabilities and Changes.                 14
       4.10    Inventory.                                                  16
       4.11    Receivables.                                                16
       4.12    Taxes.                                                      17
       4.13    List of Material Contracts, etc.                            18
       4.14    Absence of Defaults.                                        19
       4.15    Agreements Regarding Employees.                             19
       4.16    Employee Benefit Plans.                                     20
       4.17    Litigation; Compliance with Laws.                           23
       4.18    Real Property.                                              24
       4.19    Tangible Personal Property; Necessary Assets; Insurance.    25
       4.20    Intellectual Property.                                      26
       4.21    Environmental Matters.                                      27
       4.22    Permits and Licenses.                                       31
       4.23    Intercompany Transactions                                   31
       4.24    Other Information                                           32
       4.25    Terex's and Seller's Financial Condition                    32
       4.26    Sale Process                                                32
       4.27    Powers of Attorney                                          33
       4.28    Government Contracts                                        33
   5.  Representations and Warranties of Buyer.                            35
       5.1     Buyer's Organization.                                       35
       5.2     Authorization of Agreement                                  35
       5.3     Consents of Third Parties.                                  35
       5.4     Litigation.                                                 35
       5.5     Investment.                                                 36
       5.6     Financing.                                                  36
   6.  Further Agreements of the Parties.                                  36
       6.1     Access to Information.                                      36
       6.2     Conduct of the Business Pending the Closing.                36
       6.3     [Intentionally Omitted].                                    38
       6.4     Other Action.                                               38
       6.5.    Notice by Buyer.                                            38
       6.6     Expenses.                                                   39
       6.7     Publicity.                                                  39
       6.8     Transfer Taxes.                                             39
       6.9     Supplements of Disclosure.                                  39
       6.10    Preservation of Records.                                    39
       6.11    Certain Post-Closing Assistance by Drexel.                  40
       6.12    Covenant not to Compete                                     40
       6.13    Continuing Intercompany Agreements; Supply of
                    Proprietary Parts; Termination of Drexel Production
                    for Terex; Other Intercompany Arrangements             42
       6.14    Access to Dealer Network and Purchase
                    of Proprietary Parts                                   43
       6.15    Intercompany Accounts                                       44
       6.16    Buyer Floor Plan Financing                                  44
       6.17    Environmental Matters                                       44
       6.18    Lockboxes                                                   46
       6.19    Indentures                                                  46
       6.20    Drexel's Shipping Schedule                                  46
       6.21    Enforcement of Rights                                       46
   7.  Conditions of Closing.                                              47
       7.1     Conditions Precedent to Obligations of Buyer.               47
       7.2.    Conditions Precedent to Obligations of Seller.              47
   8.  Documents to be Delivered at the Closing.                           50
       8.1     Documents to be Delivered by Seller.                        50
       8.2     Documents to be Delivered by Buyer.                         51
   9.  Indemnification and Related Matters.                                51
       9.1     Indemnification for Breaches of Representations
                    and Convenants, etc..                                  51
       9.2     Determination of Damages and Related Matters.               53
       9.3     Other Indemnification by Terex and Seller.                  53
       9.4     Time and Manner of Certain Claims.                          55
       9.5     Defense of Claims by Third Parties.                         56
       9.6     Buyer's Knowledge                                           57
   10. Tax Matters.                                                        57
       10.1    Tax Returns.                                                57
       10.2    Section 338 Elections and Forms.                            61
       10.3    Liability for Taxes.                                        63
       10.4    Certain Tax Payment Responsibility.                         63
       10.5    Tax Contests.                                               64
       10.6    Refunds, Tax Credits.                                       65
       10.7    Tax Sharing Agreements.                                     66
   11. Miscellaneous.                                                      66
       11.1    Finders.                                                    66
       11.2    Entire Agreement.                                           66
       11.3    Governing Law.                                              67
       11.4    Schedules; Tables of Contents and Headings.                 67
       11.5    Notices.                                                    67
       11.6    Separability.                                               68
       11.7    Waiver.                                                     68
       11.8    Binding Effect; Assignment.                                 68
       11.9    Best Knowledge.                                             69
       11.10   Counterparts.                                               69
       11.11   Waiver of Jury Trial.                                       69
       11.12   Set-Off.                                                    69



                            SCHEDULES TO AGREEMENT
Schedule and
Section Number      Description

2.3(a)              Amount of Receivables to reduce Net Worth
2.3(f)              Certain Drexel Receivables
4.5                 Consents and Approvals
4.6                 Subsidiaries
4.8                 Balance Sheet of Drexel
                     as of October 31, 1993
4.9                 Exceptions to Warranty on Operation of
                     Business in Ordinary Course since the date
                     of the Balance Sheet
4.12                Exceptions to Tax Warranty
4.15                Agreements Regarding Employees;
                     Labor Disputes
4.17                Litigation
4.18 Part 1         Real Property Owned or Leased
4.18 Part 2         Permitted Liens
4.20                Patents and Trademarks
4.21                Environmental Citations
4.22                Exceptions to Permits and Licenses
4.23                Exceptions to Intercompany Transactions
4.27                Exceptions to Powers of Attorney
4.28                Government Contracts
6.2                 Exceptions to Conduct of the
                     Business Pending the Closing
6.14(b)             Clark Proprietary Parts
7.1(f)              Employment Agreements


                             EXHIBITS TO AGREEMENT
Exhibit             Description                             Section Reference

A                   Balance Sheet of Drexel as of
                     October 31, 1993, as adjusted          4.8

B                   License Agreement


                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT

     The parties to this Amended and Restated Stock Purchase Agreement (this "Agreement"), dated as of this 15th day of April, 1994, are CMH ACQUISITION CORP., a Delaware corporation ("Seller"), and DAC ACQUISITION CORP., a Delaware corporation ("Buyer").
     Drexel Industries, Inc. ("Drexel"), a Pennsylvania corporation and a wholly-owned subsidiary of Seller, is engaged in the development, manufacture, marketing and distribution of industrial forklift trucks.
     Seller wishes to sell, and Buyer wishes to purchase, all the outstanding capital stock of Drexel (the "Shares").
     On March 10, 1994 the parties hereto entered into a Stock Purchase Agreement (the "Original Agreement") pursuant to which Seller agreed to sell, and Buyer agreed to purchase, the Shares subject to the terms and conditions set forth therein.
     The parties hereto desire to amend and restate the Original Agreement in its entirety.
     As used in this Agreement, the term "Business" shall mean all of the businesses and operations conducted by Drexel taken as a whole.
     It is therefore agreed that the Original Agreement be amended and restated as follows:
     1. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"), Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the Shares.
     2.   Purchase Price.
          2.1  The Purchase Price.  Subject to adjustment as provided for in
Section 2.3 below, the aggregate purchase price for the Shares shall be eleven million six hundred twenty-six thousand nine hundred forty-five dollars ($11,626,945) (the "Purchase Price"). The Purchase Price shall be payable as provided in Section 2.2.
          2.2 Payment of Purchase Price. At the Closing, Buyer shall pay to Seller the cash portion of the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.
          2.3  Closing Statement of Net Worth; Adjustment to Purchase Price.
               (a) No later than one (1) week prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer an estimated balance sheet for Drexel as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet") and a computation of Drexel's estimated net worth as of the Closing Date (the "Closing Net Worth"). The Closing Balance Sheet shall present fairly the expected financial position of the Business as of the close of business on the day immediately preceding the Closing Date, in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with the Balance Sheet, except that the Closing Balance Sheet will not contain footnotes or normal year-end adjustments and shall be calculated after giving effect to the cancellation of accounts contemplated by Section 6.14 hereof. The term "Closing Net Worth" shall mean the difference between (i) the book value of the assets, set forth on the Closing Balance Sheet, and (ii) the book value of the liabilities set forth on the Closing Balance Sheet, as such values are determined in accordance with GAAP. In calculating the Closing Balance Sheet, (a) the reserve for doubtful accounts on the Closing Balance Sheet shall equal $138,707, and (b) the reserve for environmental matters on the Closing Balance Sheet shall be reduced by the amount paid or payable by Seller or Drexel to Dames & Moore in connection with the measures to be performed by them pursuant to Section 6.16 hereof, up to a maximum of $75,000. Buyer shall have the right to review all work papers and procedures used to prepare the Closing Balance Sheet and the computation of Closing Net Worth as of the Closing Date. The Closing Balance Sheet and the computation of Closing Net Worth shall be computed in a manner consistent with the Balance Sheet (as defined in Section 4.8 below). The Drexel receivables set forth on Schedule 2.3(a) shall be assigned by Drexel to Seller, without recourse, on the Closing Date and shall be excluded from the Closing Balance Sheet.
               (b) The computation of Closing Net Worth as of the Closing Date delivered by Seller to Buyer shall be the Final Statement of Net Worth and shall be conclusive and binding on the parties unless Buyer, prior to the Closing Date, determines in good faith and notifies Seller in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of each dispute and the basis therefor (the "Dispute Notice"). The parties shall attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice prior to the Closing Date, in which event the Closing Balance Sheet, as amended to the extent necessary to reflect the resolution of all such disputes, shall be the definitive Closing Balance Sheet and the computation of Net Worth shall be the Final Statement of Net Worth and shall be conclusive and binding on the parties. If the parties are unable to resolve any or all of such disputes prior to the Closing Date, however, then for purposes of the Closing, the parties shall (i) use the lesser of $4,995,002 or the amount set forth as Closing Net Worth on the computation delivered by Seller, (ii) make the appropriate adjustment to the Purchase Price on such basis and the Closing shall then take place. Thereafter, either party may, promptly after the Closing Date, submit all unresolved disputes to a nationally recognized independent accounting firm mutually agreeable to the parties, which firm shall not have had a material relationship with either Buyer, Terex Corporation ("Terex") or Seller or their respective affiliates within the two years preceding the appointment (the "Arbiter"), for resolution. If the parties cannot agree on the selection of the independent accounting firm to act as Arbiter, either party may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 30 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Buyer and Seller, and not by independent review, those items in dispute and shall render a written report as to the resolution of each dispute and the resulting calculation of the Closing Statement of Net Worth and the Closing Balance Sheet. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this paragraph (b) shall be the sole recourse and remedy of the parties against one another or any other person (including the auditors) with respect to, any disputes arising out of or relating to the Closing Balance Sheet and/or the Final Statement of Net Worth; and the Arbiter's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law.
               (c) The fees and expenses of Buyer and its representatives shall be paid by Buyer. The fees and expenses of Seller and its representatives shall be paid by Seller. The fees and expenses of the Arbiter incurred in connection with the calculation of Closing Net Worth, if any, shall be borne by the party whose calculation of Closing Net Worth is farthest from that of the Arbiter, or, if the resolution does not substantially favor either party, such costs shall be borne equally by Buyer and Seller.
               (d) As used herein, the term "Final Statement of Net Worth" shall mean (i) the computation of Closing Net Worth delivered with the Closing Balance Sheet if no Dispute Notice is given by Buyer within the time period set forth in paragraph (b) of this Section 2.3 or (ii) if the Dispute Notice is timely given and all of the disputed items are resolved by mutual agreement of the parties, the computation of Closing Net Worth, as amended, if necessary, to reflect such resolution of all disputes, or (iii) if any or all of the disputed items are submitted to the Arbiter for resolution, the computation of Closing Net Worth, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of the parties and the resolution of all other disputes by the Arbiter.
               (e) The parties hereby acknowledge that $4,995,002 is the amount shown as Net Worth on the Balance Sheet (as hereinafter defined). If, however, the Final Statement of Net Worth exceeds $4,995,002, the Purchase Price shall be increased by the amount of such excess either at the Closing or otherwise and Buyer shall pay Seller the amount of such excess in cash; provided, however, that if the Final Statement of Net Worth exceeds $5,565,191, Buyer shall pay to Seller an additional $570,189 in cash and shall pay the remainder with a note (the "Buyer Note") which shall bear interest at a rate of 6% per annum and shall be payable on December 15, 1994; provided, further that the cash portion of the purchase price to be paid by Buyer at the Closing will be reduced by the Tax Amount and the amount of the Contingent Note (as such terms are defined below) pursuant to Sections 2.3(g) and (h) (the "Adjusted Cash Purchase Price"), and Buyer shall pay to Seller in cash the Adjusted Cash Purchase Price and shall deliver the Buyer Note and the Contingent Note. If the Final Statement of Net Worth is less than $4,995,002, the Purchase Price shall be decreased by the amount of such shortfall at the Closing or otherwise and, if subsequent to Closing, Seller shall pay Buyer the amount of such shortfall. If the determination of Closing Net Worth is finally resolved after the Closing Date, any payment made pursuant to this Section 2.3(e) shall be made together with interest thereon from the Closing Date to the date of payment at an interest rate equal to 6% per annum. Such payment shall be made within two business days of the date on which the Final Statement of Net Worth is determined by wire transfer of immediately available funds to an account designated by the payee.
               (f) In addition to the foregoing adjustments to the Purchase Price, Seller hereby agrees that in connection with the receivables set forth on Schedule 2.3(f), if any of such receivables are not collected in full by Buyer by December 15, 1994, such amounts, to the extent not collected in full, shall be deducted from amounts due under the Buyer Note, if any. If any amount is deducted from the Buyer Note pursuant to this Section 2.3(f), Drexel shall assign to Seller, without recourse, any remaining receivables listed on
Schedule 2.3(f) to the extent of the deduction from the Buyer Note with respect to the receivables.
               (g) A portion of the Purchase Price which would have otherwise been paid in cash at the Closing shall not be paid at the Closing, but shall be deferred (the "Tax Amount") by Buyer in order to pay certain Pennsylvania Taxes for which Seller is obligated hereunder. No later than one (1) week prior to the Closing Date, Seller shall deliver to Buyer Seller's best estimate of the
Section 338 Taxes (as hereinafter defined) based on Seller's calculation of the Closing Balance Sheet together with reasonable detail explaining such calculation of the Section 338 Taxes. Section 338 Taxes shall mean the amount of Taxes payable by Drexel to Pennsylvania as a result of Buyer making a
Section 338(g) Election or a Section 338(h)(10) Election (as defined in Section
10.2 hereof) for which Taxes Seller has agreed to be liable pursuant to Section
10.3 hereunder. If Buyer reasonably disputes Seller's calculation, the parties shall attempt in good faith to reach agreement on the amount of the Section 338 Taxes. If the parties are unable to resolve any or all disputes prior to three days before the Closing Date, the parties shall appoint the Arbiter to resolve the dispute. The Arbiter shall be given two days to make its determination of the amount of the Section 338 Taxes. For purposes of resolving any such dispute, the Arbiter will not take any position with respect to the calculation of the Section 338 Taxes which the Arbiter believes is not more likely than not to be sustained on the merits. The Tax Amount shall be equal to the amount of the Section 338 Taxes as so agreed or as determined by the Arbiter (the "Estimated Section 338 Taxes"). The Arbiter's determination shall be conclusive and binding on the parties for the purpose of determining the Estimated Section 338 Taxes.
               At least 7 business days prior to the due date (determined without regard to extensions) of Drexel's Pennsylvania Tax return (the "Due Date") for its taxable period ending on the Closing Date, Seller shall deliver to Buyer, for Buyer's review, an updated calculation of the Section 338 Taxes (the "Revised Section 338 Taxes"), based on the Final Statement of Net Worth, and prepared in a manner consistent with the calculation of the Estimated
Section 338 Taxes. Any disputes with respect to the calculation of the Revised
Section 338 Taxes which are unable to be resolved by the parties shall be referred to the Arbiter. Notwithstanding anything to the contrary in Section 10.1(a), all returns prepared by Seller shall report income, gain, loss or deduction with respect to transactions contemplated by this Agreement in a manner consistent with the methodology used to calculate the Revised Section 338 Taxes.
               On the Due Date Buyer shall (i) pay to Seller in cash the excess, if any, of the Tax Amount over the amount of Revised Section 338 Taxes and (ii) pay or cause to be paid to Pennsylvania an amount equal to the Revised
Section 338 Taxes which amount shall be credited against Seller's liability for Taxes pursuant to Section 10.3 hereof (but nothing in this Section 2.3(g) shall relieve Seller from liability under Section 10.3 for any additional Taxes arising from Section 338 Elections and if the Revised Section 338 Taxes exceed the amount of the Tax Amount, Seller shall pay Buyer the amount of such excess in accordance with the provisions of Section 10 hereof). In addition, Buyer shall pay to Seller interest on the Tax Amount at an interest rate of 10% per annum, from the Closing Date until two and one half months after the Closing Date. Interest on the Tax Amount shall be payable monthly on the last day of each calendar month or, if such day is not a business day, the next succeeding business day, and on the Due Date.
               The fees and expenses of the Arbiter incurred in connection with the calculation of the Estimated Section 338 Taxes and the Revised Section 338 Taxes, if any, shall be borne by the party whose calculation of the Estimated
Section 338 Taxes or Revised Section 338 Taxes, as the case may be, is farthest from that of the Arbiter, or, if the resolution does not substantially favor either party, such costs shall be borne equally by Buyer and Seller.
               (h) The parties agree that $750,000 of the Purchase Price which would have otherwise been paid in cash at the Closing shall not be paid in cash, but shall be paid pursuant to a note (the "Contingent Note") from Buyer to Seller in the principal amount of $750,000. The principal amount due under the Contingent Note shall be subject to reduction as provided therein. Seller shall have 90 days from the Closing Date to replace the Contingent Note with substitute collateral reasonably acceptable to Buyer in its sole discretion; provided, however, that the parties acknowledge and agree that either (i) an irrevocable letter of credit for the direct benefit of Buyer drawn on a commercial bank organized under the laws of the United States or any state thereof reasonably acceptable to Buyer, containing terms for drawdown pursuant to a certificate of Buyer stating that Buyer has complied with and is authorized pursuant to the terms of the Contingent Note to expend such funds or
(ii) a surety bond issued by a nationally recognized bonding company reasonably acceptable to Buyer, providing for payment of all Tank Environmental Costs (as defined in the Contingent Note) payable by Buyer pursuant to the terms of the Contingent Note, shall be deemed to be reasonably acceptable. Buyer agrees that insurance from a nationally recognized insurance company reasonably acceptable to Buyer which Buyer, in its sole reasonable discretion, determines protects Buyer and Drexel against any possible exposure, liability and/or Tank Environmental Costs to the same extent Buyer is protected under the terms of the Contingent Note will be acceptable.
          2.4 Royalty Payments. After the Closing Date, pursuant to the terms of a separate License Agreement, a copy of which is attached hereto as Exhibit B, Buyer agrees to cause Drexel to pay to Terex or its designee, a series of annual royalty payments ("Royalty Payments") for the period commencing from the Closing Date until December 31, 1994 and for each of calendar years 1995 and 1996 based upon the number of units sold annually by Drexel for each of such periods to (i) commercial buyers ("Commercial Units") and (ii) federal, state and local government buyers ("U.S. Government Units") of "sit-down rider" models and "turret truck" models which are currently in production or in development at Drexel. In particular and without limitation, no Royalty Payments shall be made by Drexel in respect of any (i) "walking" units sold by Drexel, whether or not currently in production or development at Drexel and
(ii) units sold by Drexel to which Drexel acquires the manufacturing rights after the Closing Date. Drexel will make a Royalty Payment to Seller in an amount equal to $1,000 per U. S. Government Unit sold, and $4,000 per Commercial Unit sold, above the following thresholds (which shall not be cumulative), if any, in each calendar year (commencing from the Closing Date in the case of 1994):

                                       1994      1995      1996

          U.S. Government Units        N/A        60        50
          Commercial Units             250       225       250

; provided, however, that for the period from the Closing Date until December 31, 1994, the threshold of 250 Commercial Units shall be reduced by the number of trucks actually shipped by Drexel in 1994 prior to the Closing Date. Drexel will make such Royalty Payments within 30 days after the completion of each of such calendar years.
          2.5 Clark Payments. In consideration for the rights granted to Drexel pursuant to Section 6.14 hereof, Buyer agrees to pay or cause Drexel to pay to Clark Material Handling Company ("Clark") or its designee Four Hundred Thousand ($400,000) dollars at any time, in Buyer's sole discretion, on or before the date which is sixty (60) days after the Closing Date. Drexel shall have the option, in its sole discretion, of paying such amount either in cash or by the cancellation of an intercompany receivable owed by Clark to Drexel in like amount.
     3.   Closing.
          3.1 Date of Closing. The closing of the sale and purchase of the Shares provided for in Section 1 shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (or at such other place as the parties may agree in writing) on a date mutually designated by Seller and Buyer, but in no event later than (a) March 25, 1994,
(b) five (5) business days after the date when each of the conditions specified in Article 7 has been fulfilled (or waived by the party entitled to waive that condition) or (c) such later date specified by Seller prior to April 15, 1994. The date on which the Closing is held is referred to in this Agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in Section 8.
          3.2 Termination. This Agreement may be terminated at any time prior to the Closing:
               (a)  by mutual written agreement executed by Seller and Buyer;
               (b) by Buyer in writing, without liability to Buyer on account of such termination (provided Buyer is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before April 15, 1994;
               (c) by Seller in writing, without liability to Seller on account of such termination (provided Seller is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before April 15, 1994; or
               (d) by either Buyer or Seller, in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if (i) there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein and (ii) such breach cannot be remedied prior to Closing and if unremedied would result in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.
               Upon such termination pursuant to this Section 3.2 neither of the parties shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement. Buyer's obligations under Section 6.1 shall survive the termination of this Agreement.
     4. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:
          4.1 Organization, Standing and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform this Agreement. Terex is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Seller.
          4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.3  Organization, Standing and Qualification of Drexel;
Subsidiaries.
               (a) Drexel is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties as now done. Drexel is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect upon the assets, results of operations or financial condition of Drexel.
               (b)  Drexel does not have any subsidiaries.
          4.4 Corporate Records. The copies of the articles of incorporation and by-laws of Drexel that have been delivered to Buyer are complete and correct as of the date of this Agreement, and the minute books of Drexel that have been exhibited to Buyer are complete and correct in all material respects as of the date of this Agreement.
          4.5 Consents of Third Parties. Subject to receipt of the releases, consents and approvals referred to in Schedule 4.5 which will be obtained prior to Closing, the execution, delivery and performance of this Agreement by Seller will not (i) violate or conflict with the articles of incorporation or by-laws of either of Seller or Drexel; (ii) conflict with, or result in the breach of, termination of, or constitute a default under, any lease, agreement, commitment or other instrument to which any of Terex, Seller or Drexel is a party or by which any of Terex, Seller or Drexel or any of their respective properties is bound; (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to any of Terex, Seller or Drexel; or
(iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of Drexel, other than violations, conflicts, breaches, terminations, accelerations, defaults and creations specified in the foregoing clauses (ii) through (iv) which do not have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental authority is required on the part of Terex or Seller in connection with the execution, delivery and performance of this Agreement.
          4.6 Capitalization. The authorized capital stock of Drexel consists of 1,000 shares of Common Stock, par value one cent ($.01) per share, of which 100 shares are issued and outstanding. All of the outstanding shares of capital stock of Drexel were duly authorized for issuance and are validly issued, fully paid and non-assessable, free of preemptive rights and none of such shares are held in treasury. There are no outstanding options or rights of any kind to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of Drexel, nor are there any obligations to issue any such options, rights or securities. There are no restrictions of any kind on the transfer of the Shares, except (i) as may be imposed by applicable federal and state securities laws and (ii) as are disclosed on Schedule 4.5 (which shall be discharged at the Closing). Drexel does not own any capital stock or other interest in any other corporation or business entity (except as set forth on Schedule 4.6), nor is Drexel subject to any obligations or requirements to make any investment in any entity.
          4.7 Ownership of Shares. Seller is, and at the Closing will be, the record and beneficial owner of the Shares free and clear of any claim, lien, security interest or other encumbrance ("Lien") except as disclosed on Schedule
4.5 which shall be discharged at Closing. At the Closing, Seller will transfer and deliver to Buyer legal and valid title to all Shares, free and clear of any Lien.
          4.8 Financial Statements. Buyer has been furnished the unaudited balance sheet of Drexel as of October 31, 1993 and December 31, 1992 (the October 31, 1993 balance sheet is attached hereto as Schedule 4.8), and the related unaudited statements of operations, income statements and changes in financial position of Drexel for the interim 10 month period and fiscal year then ended. The foregoing financial statements have been prepared in the ordinary course, consistent with past practice in accordance with GAAP, except that they do not contain footnotes, the interim financial statements do not contain normal year-end adjustments, and the October 31, 1993 balance sheet does not include any reserves for the matters set forth on Schedule 4.12 for which Seller is responsible, and are true, complete and correct in all material respects and fairly present the financial position and results of operations of Drexel as of said dates and for the periods indicated. The October 31, 1993 balance sheet, as adjusted, is herein referred to as the "Balance Sheet" and is attached hereto as Exhibit A.
          4.9 Absence of Certain Liabilities and Changes. Except to the extent reflected or reserved for in the Balance Sheet, there are no liabilities or obligations, known or unknown, contingent or otherwise, material to Drexel or the Business, except (i) liabilities or obligations incurred in the ordinary course of business since the date of the Balance Sheet, (ii) any material liabilities and obligations set forth on Schedule 4.9, and (iii) liabilities and obligations which are being retained by Seller. Since the date of the Balance Sheet, Drexel has operated the Business in the ordinary course and, except as set forth on Schedule 4.9 or contemplated by Schedule 6.2, there has not been:
               (a) any change in the assets, business, financial condition or results of operations of the Business that has had, or could reasonably be expected to have, a Material Adverse Effect;
               (b) any change in any of the assets, licenses, permits or franchises of Drexel, or any change in the manner of conducting the Business, that has had, or could reasonably be expected to have, a Material Adverse Effect;
               (c) any material damage, destruction or loss (whether or not covered by insurance) to its physical properties that has had, or could reasonably be expected to have, a Material Adverse Effect;
               (d) any material change in the accounting methods or principles of Drexel;
               (e) any product failure of Drexel's products in connection with the testing of any of such products under Drexel's Government Contracts (as defined in Section 4.28) which failure could cause a material delay in Drexel's delivery schedule under such agreements;
               (f) any declaration, setting aside or payment of any dividend on, or any other distribution with respect to, any capital stock of Drexel or repurchase, redemption or other acquisition of any capital stock of Drexel;
               (g) any payment by Drexel to Seller, or any charges by Seller to Drexel, or any other transaction between the Seller and Drexel, except in the ordinary course of business of Drexel consistent with past practice or set forth on Schedule 4.9;
               (h) any option to purchase, or other right to acquire, capital stock or any security or other instrument convertible into capital stock of any class of Drexel granted to any person;
               (i) any issuance of shares of capital stock (including treasury shares) of Drexel;
               (j) any material transaction made by Drexel relating to its assets or business (including the acquisition or disposition of assets) other than in the ordinary course of business consistent with past practice;
               (k) any incurrence, assumption or guarantee by Drexel of any indebtedness or liability for or in respect of borrowed money or any commitment to do the same other than borrowings in the ordinary course of business consistent with past practice and set forth on Schedule 4.9 (other than borrowings pursuant to its intercompany account with Seller or its affiliates);
               (l) any Lien created or assumed by Drexel on any of its assets other than a Permitted Lien (as such term is defined in Section 4.18);
               (m) any grant of any severance or termination pay to any executive officer or director of Drexel or any increase in compensation or benefits payable by Drexel under existing employment agreements or severance or termination pay policies to any of their employees other than (i) normal merit increases for salaried employees, (ii) increases or grants required by contracts disclosed pursuant hereto or by applicable law, or (iii) increases, agreements and bonuses disclosed in Schedule 4.15;
               (n) any employment, bonus or deferred compensation agreement entered into between Drexel and any of its directors, officers or other employees, other than as disclosed in Schedule 4.15;
               (o) any amendment of the articles of incorporation or by-laws of Drexel, except for amendments which are necessary to revise the number of directors on the Board of Directors of Drexel;
               (p) any entering into, amendment or termination of any material contract, agreement, lease, franchise, security instrument, permit, or license that has had, or could reasonably be expected to have, a Material Adverse Effect;
               (q) any change in its relationship with its suppliers, customers, or distributors having material business dealings with it which would, or could be reasonably likely to, have a Material Adverse Effect;
               (r) any failure by Drexel to meet its current shipping schedule which has had, or could reasonably be expected to have, a Material Adverse Effect; or
               (s) any existing agreement or arrangement made by Drexel to take any action that would cause any representation or warranty in this Section 4 to be untrue or incorrect.
          4.10 Inventory. The inventory of Drexel, including that shown on the Balance Sheet, is of a quality and quantity usable in the ordinary course of business of Drexel in all material respects, except for obsolete items or items below standard quality as to which an adequate provision has been made on the Balance Sheet. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the Balance Sheet at the lower of cost (determined in accordance with the accounting inventory valuation methods of Drexel) or fair market value.
          4.11 Receivables. All receivables of Drexel which either are reflected on the Balance Sheet or were created subsequent to the date of the Balance Sheet have arisen from bona fide transactions in the ordinary course of business and have been collected in full or are current, and Seller has no reason to believe such receivables will not be collected in full or will be fully collectible at their face amounts (less any applicable reserves reflected on the Balance Sheet or thereafter established on a basis consistent with the reserves reflected on the Balance Sheet).
          4.12 Taxes. Except as set forth on Schedule 4.12, (a) all Tax Returns (as defined in Section 10.1) which are required to be filed with respect to any member of the Federal consolidated group, or any combined group or unitary group of which Seller and Drexel are members (the "Drexel Group") have been timely filed (giving effect to any extensions) and all Taxes (as defined in Section 10.1) shown as due on such Tax Returns have been paid, except for those Taxes the nonpayment of which would not have a Material Adverse Effect; (b) all Tax Returns filed with respect to any member of the Drexel Group with respect to Taxes are true and correct in all material respects; (c) there are no tax rulings or pending requests for rulings from any taxing authority with respect to the Drexel Group; (d) none of Drexel or any member of the Drexel Group on behalf of Drexel (i) is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Drexel, or (ii) has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method; (e) there are no agreements (and no requests for any such agreements are pending) in effect to extend (i) the time to file any Tax Return covering any material Tax for which any member of the Drexel Group would be liable, or
(ii) the period of limitations for the assessment or collection of the Taxes for which any member of the Drexel Group would be liable; (f) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any Tax liability for which any member of the Drexel Group could be liable which if adversely determined would have a Material Adverse Effect; (g) all amounts required to be withheld or collected by any member of the Drexel Group with respect to Taxes have been duly collected or withheld and any such withheld amounts have either been duly and timely paid to the proper governmental agencies or authorities or set aside in accounts for such purposes except to the extent such amounts would not have a Material Adverse Effect; (h) Drexel is and will be on the Closing Date a member of the "selling consolidated group" within the meaning of the first sentence of
Section 338(h)(10)(B) of the Code; (i) except for the group of which Drexel is presently a member and the group of which Clark Equipment Company was the common parent, Drexel has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code; (j) no power of attorney has been granted with respect to any matter relating to Taxes of any member of the Drexel Group; (k) the accruals and reserves for Taxes and deferred taxes with respect to the members of the Drexel Group on the Balance Sheet and on the books and records of the members of the Drexel Group are adequate in all material respects to cover all liabilities of the members of the Drexel Group for Taxes and deferred taxes for periods through the date thereof.
          4.13 List of Material Contracts, etc. (a) Buyer has been provided with, or has been provided access to, copies of (i) all commitments and agreements for the purchase of any materials or supplies that involve an expenditure by Drexel of more than $50,000 for any one contract; (ii) all personal property leases under which Drexel is either lessor or lessee that involve annual payments or receipts of $50,000 or more; (iii) all other orders, leases, commitments, agreements and instruments (including, but not limited to, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) to which Drexel is a party or by which it or its properties are bound that require annual payments by Drexel of more than $50,000; (iv) all government contracts and all other agreements with customers that involve an annual payment to Drexel of more than $50,000 for any one contract; (v) all contracts or agreements which guarantee the performance, liabilities or obligations of any other entity; (vi) all contracts or agreements which restrict Drexel from competing in any line of business; (vii) all fire, liability and other insurance carried by Drexel; and (viii) any other contract or agreement which is material to the Business.
               (b) Drexel has no agreements for the sale of multiple forklift trucks at fixed prices which are unfavorable to Drexel which would have, or could be reasonably likely to have, a Material Adverse Effect.
          4.14 Absence of Defaults. Drexel is not in default under the terms of any commitment or agreement, which default has had, or reasonably could be expected to have, a Material Adverse Effect. Each of the plans, contracts, arrangements, instruments or other agreements (collectively, "Contracts") covered by Section 4.13 is valid and in full force and effect with respect to Drexel, and to the best of Seller's knowledge, with respect to the other parties thereto, and neither Seller nor Drexel has any reason to believe any such Contracts are invalid with respect to such third parties. No party has notified Terex, Seller or Drexel orally or in writing of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.
          4.15 Agreements Regarding Employees. Drexel is not a party to or bound by any employment agreement, arrangement or understanding or any collective bargaining or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or welfare contract, plan or arrangement except as set forth on Schedule 4.15. Set forth on Schedule 4.15 is a complete list of all employees of Drexel with an annual salary of $60,000 or more and the rates of such salary. There are no existing or, to the best of Terex's and Seller's knowledge, threatened material labor disputes, grievances, safety or discrimination matters, or charges of unfair labor practices involving the employees of Drexel except as set forth on
Schedule 4.15 and Drexel has not engaged in any unfair labor practices.  Drexel
(i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees except for immaterial amounts; (iii) is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing; and (iv) other than routine payments to be made in the normal course of business and consistent with past practices, is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits.
          4.16 Employee Benefit Plans. Schedule 4.15 lists all Employee Benefit Plans and all Benefit Arrangements (each as defined in Section 6.3(a)). With respect to each of such Employee Benefit Plans and Benefit Arrangements, Seller has delivered to Buyer, as applicable, true and complete copies of any:
(a) plans and related trust documents and amendments thereto; (b) the most recent summary plan descriptions, including all summaries of material modifications relating thereto as required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the two most recent annual reports; (c) the two most recent actuarial valuations; and (d) the most recent determination letter received from the Internal Revenue Service. With respect to each Employee Benefit Plan and Benefit Arrangement: (i) Drexel is in compliance in all material respects with the terms of such Employee Benefit Plan or Benefit Arrangement and with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations including, without limitation, ERISA and the Code; (ii) Drexel does not maintain or contribute to and has not maintained or contributed to any "employee pension benefit plan" (as that term is defined in ERISA) other than the Drexel Industries, Inc. Retirement Plan and Trust (the "401(k) Plan"); (iii) by letter dated September 4, 1991, the Internal Revenue Service has determined that the 401(k) Plan is a qualified plan and that its related trust is exempt from taxation under Section 501(a) of the Code and nothing has occurred since such date that would adversely affect such qualification or exemption or impair the ability of the plan sponsor of the 401(k) Plan timely to amend the 401(k) Plan so as to preserve such qualification or exemption. The 401(k) Plan is and has been operated and administered in compliance with Section 401(a), (k) and (m) of the Code; (iv) and set forth on Schedule 4.18, Part 2 there are no material actions or proceedings (other than routine claims for benefits) pending or threatened, with respect to any Employee Benefit Plan or Benefit Arrangement; and (v) no "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Benefit Plan. No ERISA Affiliate (as defined herein) maintains or contributes to or has maintained or contributed to an employee benefit plan that is or was subject to Title IV of ERISA and Drexel can not be held jointly and severally liable with an ERISA Affiliate for any losses, damages, costs and expenses, excise taxes or penalties arising out of the funding, operation, administration, withdrawal or partial withdrawal from, or termination of, an employee benefit plan maintained or contributed to by an ERISA Affiliate.
ERISA Affiliate shall mean any business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Drexel within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with Drexel, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections. At no time since September 25, 1980 has Drexel contributed to or been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). No ERISA Affiliate incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multiemployer Plan which has not been satisfied.
               Drexel does not maintain or contribute to any Employee Benefit Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee (as defined in Section 6.3(a)) upon his retirement or termination of employment, except as may be required by law, and Drexel has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by law.
               The execution of, and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, Benefit Arrangement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
               In connection with the transactions contemplated by this Agreement, no payment or benefit which will or may be made by Drexel with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.
               For the purpose of this Section, the following terms shall have the meanings indicated:
                      (i)
The term "Employees" shall mean all current employees (and all employees on approved leaves of absence) of Drexel and the term "Employee" shall mean any of the Employees.
                     (ii)
The term "Employee Benefit Plan" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Drexel or any predecessor or in which Drexel or any predecessor participates or participated and which covers Employees.
                    (iii)
The term "Benefit Arrangement" shall mean any life and health insurance, hospitalization, holiday, vacation, sick pay, sick leave, disability, tuition refund, service award, individual employment contracts of Drexel providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.
          4.17 Litigation; Compliance with Laws. (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Terex's or Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Terex or Seller in connection with this Agreement. Except as set forth on Schedule 4.17, there is no litigation, proceeding or governmental investigation pending, or to the best of Terex's or Seller's knowledge, threatened, or any order, injunction or decree outstanding, against Drexel or the Owned Property (as defined in Section 4.18) or Drexel's interest in the Leased Property (as defined in Section 4.18) that, if adversely determined, could individually or in the aggregate, have a Material Adverse Effect.
               (b) Drexel, the Owned Property and Drexel's use of the Leased Property and, to the best of Seller's knowledge, the owner's use of the Leased Property, are in compliance in all material respects with all applicable laws, regulations, ordinances, or any other applicable requirement of any governmental body or court, except where the failure to comply therewith does not and could not reasonably be expected to have a Material Adverse Effect, and no notice has been received by Terex, Seller or Drexel alleging any such violations, which violations in the aggregate would, or could be reasonably likely to, have a Material Adverse Effect.
          4.18 Real Property. (a) Schedule 4.18, Part 1 sets forth all of the real property (x) owned in fee by Drexel (the "Owned Property"), and (y) leased by Drexel (the "Leased Property"). Except as set forth on Schedule 4.18, Part 2, Drexel has good and marketable fee title to the Owned Property (including all improvements and fixtures located thereon) free and clear of all Liens, other than (i) those reflected or reserved against in the Balance Sheet, (ii) those listed on Schedule 4.18, (iii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, landlord's liens, mechanics' liens, repairmen's liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used in the Business, or materially impair the operations of the Business, and (iv) taxes and general and special assessments not in default and payable without penalty or interest, other than those being contested in good faith (the liens referred to in clauses (i) through (iv) above and set forth on Schedule 4.18, Part 2 being hereinafter referred to as "Permitted Liens").
               (b) There are no leases, subleases or other rights of occupancy or use of any portion of the Owned Property or the Leased Property, other than the lease creating Drexel's interest in the Leased Property (the "Lease"). The Lease is valid and binding and in full force and effect. Neither Drexel, as tenant under the Lease, nor, to the best of Seller's knowledge, the landlord under the Lease, is in default of any material term, covenant or obligation under the Lease. Drexel has not given or received any notice of default under the Lease which remains uncured.
               (c) No improvement located on the Owned Property or the Leased Property nor the continued use and operation of any such improvement is in violation of any zoning law, or statute, ordinance or regulation or restrictive covenant applicable to the Owned Property or the Leased Property, as the case may be, which violation would, or could be reasonably likely to, have a Material Adverse Effect. No improvements located on the Owned Property or the Leased Property depend on any variance, special exception or other special municipal approval or any easement over property not included in the Owned Property or the Leased Property, as the case may be, for their continuing legality or use. None of the improvements located on the Owned Property or the Leased Property encroaches in any material respect upon property of another person and no improvement of any other person encroaches in any material respect upon the Owned Property or the Leased Property.
               (d) All water, sewer, gas, electricity, telephone, waste disposal and other utilities required by law or necessary for the operation of the Business are supplied to the Owned Property and the Leased Property, are presently installed and operating, are not being supplied on a temporary or limited basis, and are not being provided through immediately adjacent private land except in accordance with valid permanent easements.
          4.19 Tangible Personal Property; Necessary Assets; Insurance. (a) All of the fixtures, machinery and equipment reflected in the Balance Sheet (the "Tangible Personal Property") are in existence (except for dispositions made since the date of the Balance Sheet in the ordinary course of business and minor items not substantial in character) and are in generally usable condition and repair (ordinary wear and tear which are not such as to materially adversely affect the operation of the Business excepted) and are reasonably suitable for the uses for which intended. Drexel has good title to, or holds by valid and existing lease, all of the Tangible Personal Property, free and clear of all Liens, other than (i) those reflected or reserved against in the Balance Sheet, or (ii) Permitted Liens.
               (b) Drexel's assets include all of the material assets (other than those leased pursuant to leases which are presently in full force and effect) which are currently being used in the conduct of the Business, and as of the Closing Date such assets (including leased assets) will include all of the assets necessary for the conduct of the Business as it is now being conducted by Drexel.
               (c) All physical properties and assets of Drexel are covered by insurance policies against fire, casualty and other losses in reasonable amounts and upon reasonable terms issued by companies believed by Drexel to be responsible. Drexel carries, or is otherwise covered by, public liability insurance, product liability insurance and workmen's compensation insurance in reasonable amounts. Drexel has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion. There are no material outstanding requirements by any insurance company that issued a policy with respect to any of the assets of Drexel or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring any repairs to be done on or with respect to any of the assets of Drexel or requiring any equipment or facilities to be installed on or in connection with any of the properties or assets of Drexel, where failure to comply would, or could reasonably be expected to, have a Material Adverse Effect.
          4.20 Intellectual Property.  (a) Schedule 4.20 sets forth a list of
(x) all inventions which are the subject of issued letters patent or an application therefor and all trademarks, trade names, service marks, copyrights and designs which have been registered or for which an application for registration is pending, and (y) all unregistered trademarks, trade names and service marks which are material to the Business, in each case which are owned and used or held for use by Drexel (the "Intellectual Property Right"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and
(iv) material licenses, sublicenses and other agreements to which Drexel is a party and pursuant to which any person is authorized to use such Intellectual Property Right or any programs, trade secrets or know-how, or pursuant to which Drexel is authorized to use any Intellectual Property Right or any programs, trade secrets or know-how of any person which is material to its business. Except as set forth on Schedule 4.20, Drexel is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any lien), the Intellectual Property Rights described in such list and has sole and exclusive rights to the use thereof of the material covered thereby in connection with the services or products in respect of which they are being used, except to the extent where the failure to have exclusive rights to the use thereof would not have a Material Adverse Effect. Except as set forth on
Schedule 4.20, to the best of Seller's knowledge, (i) Drexel owns or possesses licenses or other valid rights to use all rights required to manufacture
(A) all of the products currently sold by Drexel and (B) all developmental products for which as of the date hereof there are concrete plans to sell such products in the future.
               (b) Except as set forth on Schedule 4.20, Drexel (i) is not a party in or to any claim, suit, action or proceeding relating to the Business which involves a claim that Drexel or any product, process or method of manufacture used by Drexel infringes any rights of any third party, and, to the best of Seller's knowledge no such claim, suit, action or proceeding is threatened, and (ii) does not have any knowledge of any existing material infringement by another person of any of the Intellectual Property Rights or any proprietary computer programs, trade secrets or know-how belonging to Drexel. Except as disclosed on Schedule 4.20, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Drexel or restricting the licensing thereof by Drexel to any person.
          4.21 Environmental Matters. (a) Except as set forth in Schedule 4.21, Drexel (which, for the purposes of this Section 4.21, expressly includes transferred, disposed of or discontinued operations of Drexel) has at all times been operated, and is, in compliance in all material respects with all applicable federal, state or local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Environmental Matters (as defined below), including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws (as defined below), and has obtained and is in compliance in all material respects with all permits, licenses, authorizations, registrations and all governmental or other consents required by applicable Environmental Laws ("Environmental Permits").
               (b) Except as set forth in Schedule 4.21, there has been no release or other dissemination at any time of any Hazardous Material (as defined below) at, on, from, under or within any Real Property currently or formerly owned, operated or leased by Drexel or any predecessor of Drexel, other than pursuant to and in accordance with permits held by Drexel or any such predecessor, which would have, or could reasonably be expected to have, a Material Adverse Effect.
               (c) Except as set forth in Schedule 4.21, neither Seller nor its Affiliates (with respect to Drexel) nor Drexel has, directly through its own personnel or facilities, transported, or permitted any person to transport, for off-site disposal any Hazardous Material (i) in violation of any currently or formerly applicable Environmental Permit or Environmental Law or (ii) to any site listed or proposed for listing on the Comprehensive Environmental Response, Compensation and Liability Information Systems ("CERLIS"), the National Priorities List ("NPL"), or any similar list, pursuant to any Environmental Law, in each case, which would have, or could reasonably be expected to have, a Material Adverse Effect.
               (d) Except as set forth in Schedule 4.21, there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the best of Seller's knowledge, threatened against Drexel or affecting Drexel that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.
               (e) Except as set forth in Schedule 4.21, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may: (i) interfere with or prevent continued compliance by Drexel with Environmental Laws and the requirements of Environmental Permits so as to have a Material Adverse Effect, or (ii) give rise to any liability or other obligation under any Environmental Laws that may require Drexel or Buyer to incur any actual or potential Environmental Costs that would have a Material Adverse Effect, or (iii) to the best of Seller's knowledge, be reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving Drexel based on or related to any Environmental Matter.
               (f) Except as set forth in Schedule 4.21, Drexel and, to the extent relating to Drexel, Seller, have not received any notice or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Materials, or other location used for the disposal of any Hazardous Materials, or notice of any failure of Drexel or Seller to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.
               (g) For the purposes of this Section, the following terms shall have the meanings indicated:
                    "Environmental Costs" means, without limitation, any actual cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause Drexel to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.
                    "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of
1986, 42 U.S.C. 11001 et seq., the Resource Conservation and Recovery Act,
42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
136 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water
Act (Federal Water Pollution Control Act), 33 U.S.C. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Occupational Safety and
Health Act, 29 U.S.C. 641, et seq., the Hazardous Materials Transportation
Act, 49 U.S.C. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules, regulations, codes of practice and guidance notes promulgated pursuant to any of the above statutes, and any other federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing for any right or remedy with respect to any Environmental Matter, and all applicable judicial or administrative decisions, orders, or decrees.
                    "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment (including flora or fauna), human health or safety, health or safety of employees, sanitation, noise and vibration and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or sub-surface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
                    "Hazardous Material" means any substance, including any component thereof, and any matter that contains any such substance that is regulated by, or may now or in the future form the basis of liability under, any Environmental Laws, including, without limitation, any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals, petroleum or any by-products or fractions thereof, any form of natural gas, U.S. Bevill Amendment materials, lead, asbestos and asbestos-containing materials, polychlorinated biphenyl's ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation.
                    "Real Property" means any real property and improvements owned, leased, used operated or occupied by Drexel or any of its predecessors or present or former subsidiaries.
          4.22 Permits and Licenses. Except as disclosed in Schedule 4.22, Drexel has all material permits, licenses, franchises and other authorizations necessary for the conduct of the Business as currently conducted, including, without limitation, in connection with the use of the Owned Property and the Leased Property, and all such permits, licenses, franchises and authorizations are valid and in full force and effect, except where failure to obtain or maintain in full force and effect such permits, licenses, franchises and authorizations would not, or could not reasonably be expected to, have a Material Adverse Effect.
          4.23 Intercompany Transactions. Except as set forth on Schedule 4.23 or otherwise provided in this Agreement, Drexel is not a party to any contract, lease, agreement or other arrangement with Seller or any of its affiliates which will not terminate at the Closing Date.
          4.24 Other Information. This Agreement and all certificates, exhibits, schedules, lists and information furnished by or on behalf of Seller, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein or therein not misleading.
          4.25 Terex's and Seller's Financial Condition. As of the date of this Agreement, the fair salable value of each of Terex's and Seller's assets, respectively, exceeds the amount that will be required to pay each of such party's probable liability on its existing debts as they become absolute and matured. After the consummation of the sale of the Shares, each of Terex and Seller will have sufficient capital to continue to conduct their respective business and to meet their respective obligations as they mature.
          4.26 Sale Process. Seller has retained S.G. Warburg & Co. Inc. ("Warburg") as its agent to conduct the process of the sale of the outstanding stock of Drexel. After consultation with Warburg, Seller and Warburg established a procedure which, Warburg advised Seller, was reasonably designed to identify all of the parties Warburg reasonably believed would be the likely purchasers of Drexel and who had the financial resources necessary to pay the highest price for Drexel. Warburg advised Seller that it contacted all of those parties and gave all of such parties a reasonable opportunity to participate in the sale process. Terex, Seller and Warburg believe that the Purchase Price is fair to Terex and Seller and their respective creditors and equity security holders and that the aggregate consideration that Seller is receiving pursuant to this Agreement is fair equivalent value for the Shares. Seller received other proposals for the purchase of the Shares, none of which would have permitted Seller to receive value which was materially better than the consideration to be paid by Buyer, including the Royalty Payments, under the terms of this Agreement, and Seller believes that Buyer's proposal is more favorable to Seller than any other proposal because Seller believes that there is a higher probability that Buyer will consummate the transaction and, if such other parties could consummate the transaction, Buyer will do so on a more timely basis than any other party which made a proposal to Seller.
          4.27 Powers of Attorney. Except as set forth on Schedule 4.27, no person has any power of attorney to act on behalf of Drexel in connection with its properties or business affairs other than such powers to so act as normally pertain to the officers thereof. All of the powers of attorney granted by Drexel will be revoked as of the Closing Date.
          4.28 Government Contracts. (a) Except as set forth on Schedule 4.28, with respect to the agreements between Drexel and the federal government which are set forth on Schedule 4.28 (the "Government Contracts"), there are no material outstanding claims asserted in writing or, to the best of Seller's knowledge, likely to be asserted by Drexel against the federal government or another contractor under a Government Contract or subcontract. Except as set forth on Schedule 4.28, there are no outstanding claims asserted in writing or to the best of Seller's knowledge, likely to be asserted by the federal government or another contractor against Drexel under a Government Contract or subcontract. Except for the agreements set forth on Schedule 4.28 and except for individual purchase orders for less than five (5) forklift trucks, Drexel has no Government Contracts.
               (b)  Except as set forth on Schedule 4.28, Drexel has no:
                    (1) Government Contracts as to which it has failed to comply with any term or condition in any material manner;
                    (2) Government Contracts under which work is being performed, to the best of Seller's knowledge, without written contract coverage;
                    (3) Government Contracts with funding ceilings which (i) to the best of Seller's knowledge, have been exceeded or (ii) Drexel reasonably anticipates will be exceeded; and
                    (4) fixed-price Government Contracts which Drexel anticipates can only be or will be completed at a loss which would have a Material Adverse Effect.
               (c) Except as set forth on Schedule 4.28, since January 1, 1993, Drexel has not received any written governmental reports (or reports of outside legal counsel which were submitted to any governmental authority) arising from audits or other investigations of the contracts (past or present) of Drexel that assert overcharging, defective pricing practices, CAS noncompliance, or any other issues, except in each case for assertions, which, if true, would not have a Material Adverse Effect.
               (d) Except as set forth on Schedule 4.28, to the best of Seller's knowledge, there are no pending or actual audits or investigations by any Government agency or instrumentality concerning Government Contracts or subcontracts of Drexel or any individual involved with such contracts. Except as set forth on Schedule 4.28, there are no outstanding or anticipated claims or obligations under any warranty provision of Drexel's Government Contracts which would have a Material Adverse Effect. There are no pending debarment or suspension proceedings involving Drexel, and Drexel is aware of no facts or circumstances which could result in a debarment or suspension. The accounting system of Drexel meets the requirements of the Federal Acquisition Regulation and the Cost Accounting Standards in all material respects. Except as set forth on Schedule 4.28, Drexel has title to, license or otherwise has the lawful ability to use, all inventions, drawings, software, technical data, know-how and the like necessary to perform its Government Contracts.
     5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
          5.1 Buyer's Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate power and authority to enter into and to perform this Agreement.
          5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights in general and subject to general principals of equity (regardless or whether such enforceability is considered in a proceeding in equity or at law).
          5.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (i) violate or conflict with the certificate of incorporation or by-laws of Buyer; (ii) conflict with, or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument to which Buyer is a party or by which it or its properties are bound; or (iii) constitute a violation by Buyer of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer other than violations, conflicts, breaches, terminations, and defaults specified in the foregoing clauses (ii) and (iii) which could not reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.
          5.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against Buyer that if adversely determined, would have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement.
          5.5 Investment. Buyer is purchasing the Shares for investment purposes and not with a view to the resale or distribution of the Shares, and will not sell the Shares in violation of applicable federal or state securities laws.
          5.6 Financing. Buyer has received a commitment letter from General Electric Capital Corporation ("GECC") pursuant to which GECC has committed to provide Buyer with sufficient funds to enable Buyer to pay the Purchase Price and related fees and expenses.
     6.   Further Agreements of the Parties.
          6.1 Access to Information. Prior to the Closing, Buyer may make such investigation of the business and properties of Drexel as Buyer may desire, and upon reasonable notice Seller shall give to Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of Drexel, and Seller shall furnish to Buyer during that period all copies of documents and information concerning Drexel as Buyer may reasonably request subject to applicable law. Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents confidential, except as required by law.
          6.2 Conduct of the Business Pending the Closing. Until the Closing, except as otherwise set forth in Schedule 6.2, each of Terex and Seller shall, with respect to paragraphs (b), (h) and (l), comply with, and, with respect to the remaining paragraphs of this Section, shall cause Drexel to comply with, the provisions set forth below:
               (a) Drexel shall operate the Business in the ordinary course consistent with past practice and shall not make any material change in the assets of the Business other than in the ordinary course consistent with past practice;
               (b) Terex and Seller shall notify Buyer of, and furnish to Buyer, any information that Buyer may reasonably request with respect to the occurrence of any event or the existence of any state of facts that would result in any of Terex's or Seller's representations and warranties not being true if they were made at any time prior to or as of the Closing Date;
               (c) Drexel shall not (i) grant or agree to grant any severance or termination pay to any executive officer or director, any bonuses to any employee other than in the ordinary course of business consistent with past practice, any general increase in the rates of salaries or compensation of its employees or any specific increase to any employee except such as are in accordance with regularly scheduled periodic increases, or (ii) provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits;
               (d) Except for cash dividends and cash payments in respect of intercompany accounts which are reflected on the Balance Sheet or the Closing Balance Sheet, Drexel shall not declare, set aside or pay any dividends or other distributions in respect of its capital stock or redeem, purchase or otherwise acquire any of its capital stock or make any other payments to Seller;
               (e) Drexel shall not amend its articles of incorporation or by-laws (other than to revise the number of members of its Board of Directors) or enter into any merger or consolidation agreement;
               (f) Drexel shall use reasonable efforts to maintain and preserve the Business intact, to retain its present employees so that they will be available to Buyer after the Closing and to maintain its relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;
               (g) Drexel shall not make any material change in its accounting methods or principles;
               (h) Neither Terex, Seller nor Drexel shall grant any option to purchase, or other right to acquire, capital stock or any security or instrument convertible into capital stock of any class of Drexel;
               (i) Drexel shall not incur (other than through its intercompany account with Seller or its affiliates), assume or guarantee any indebtedness or liability for or in respect of borrowed money;
               (j) Drexel shall not enter into, amend or terminate any material contract, agreement, lease, franchise, security instrument, permit or license;
               (k) Drexel shall not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its material assets or properties, tangible or intangible, or incur any material liabilities, except for sales and dispositions made in the ordinary course of the Business; and
               (l) Terex, Seller and Drexel shall maintain in full force and effect all insurance specified in Schedule 4.13; it being understood that such insurance will terminate after the Closing.
          6.3  [Intentionally Omitted]
          6.4 Other Action. Each of the parties shall use its best efforts to cause the fulfillment at or prior to the Closing Date of all of the conditions to their respective obligations to consummate the sale and purchase of the Shares under this Agreement.
          6.5. Notice by Buyer. Buyer shall promptly notify Seller and Terex in writing of, and furnish to Seller and Terex any information that Seller or Terex may reasonably request with respect to (i) the capitalization and financing of Buyer and (ii) the occurrence of any event or the existence of any state of facts that would result in any of Buyer's representations and warranties not being true if they were made at any time prior to or as of the Closing Date.
          6.6 Expenses. Except as otherwise specifically provided in this Agreement, Buyer, Seller and Terex shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.
          6.7 Publicity. Buyer, Seller and Terex shall consult with each other before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange on which the securities of Terex or Buyer are listed or traded, will not issue any such press release prior to such consultation. If Buyer, Seller or Terex is so required to issue such press release it shall use reasonable efforts to inform the other party hereto prior to issuing such press releases.
          6.8 Transfer Taxes. Any sales, stock transfer taxes or other like taxes or recording fees payable as a result of the sale of the Shares shall be paid by Seller.
          6.9 Supplements of Disclosure. For purposes of determining the accuracy of the representations and warranties of Terex and Seller contained in
Article 4 and the fulfillment of the conditions precedent set forth in Section 7.1(a), the Schedules delivered by Terex and Seller shall be deemed to include only that information contained therein on the date of this Agreement or as of the date of such Schedule and as the same may be amended or supplemented by Terex and Seller with Buyer's consent prior to the Closing Date.
          6.10 Preservation of Records.  Except as otherwise provided in
Section 10, Buyer agrees that it shall, at its own expense, preserve and keep the records of Drexel acquired by it pursuant to this Agreement for a period of five years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and shall make such records available to Terex and/or Seller as may be reasonably required by Terex and/or Seller in connection with, among other things, any insurance claim, legal proceeding, environmental matter or governmental investigation relating to Seller or the Business. In the event Buyer wishes to destroy such records after that time, it shall first give ninety days' prior written notice to Terex and Seller and Terex and Seller shall have the right at their option and expense, upon prior written notice given to Buyer within that ninety-day period, to take possession of the records within one hundred twenty days after the date of such notice to Buyer.
          6.11 Certain Post-Closing Assistance by Drexel. Buyer agrees to cause the appropriate personnel at Drexel, at no cost or expense to Seller, at Seller's reasonable request, to prepare all accounting and related reports for Drexel for periods up to the Closing Date, and to make available necessary records, which are required by Seller in connection with the Seller's preparation and/or filing of various financial, tax and accounting reports.
6.12 Covenant not to Compete. (a) For the period ending on the tenth anniversary of the Closing Date, neither Terex nor Seller nor Clark Material Handling Company, a Kentucky corporation ("Clark"), shall, and each of them shall cause all of their affiliates not to, (i) engage (including through the provision of management or advisory services or through a joint venture or partnership) anywhere in the United States in the business of developing, manufacturing, assembling, selling, marketing and/or distributing any type of
(X) dedicated "man-up" turret industrial forklift trucks, (Y) explosion-proof ("EX") industrial forklift trucks (as "EX" industrial forklift trucks are defined in the Underwriters Laboratories Inc. "Standard for Safety Publication UL 583" (1985)) or (Z) very narrow aisle industrial forklift trucks, other than "man-down" turret forklift trucks, or (ii) utilize the trade secrets to be transferred to the Buyer pursuant to this Agreement, to the extent not currently used in Clark's business, or disclose to any affiliate or any other person any such trade secrets not already in the possession of such person. Clark shall not develop, manufacture, assemble, sell, market and/or distribute a very narrow aisle combined stock picker/"man-up" turret industrial forklift truck; provided, however, that Clark shall have the opportunity, commencing one
(1) year after the commercial introduction by Drexel of a very narrow aisle combined stock picker/"man up" turret industrial forklift truck (the "Drexel Combined Truck"), to purchase Drexel Combined Trucks from Drexel on terms and conditions to be mutually agreed upon by Drexel and Clark. Clark shall have the right to resell such Drexel Combined Trucks under the Clark name using the Clark dealer network. Notwithstanding the foregoing, Drexel shall have no obligation, express or implied, to sell Drexel Combined Trucks to Clark if mutually agreeable terms cannot be arrived at.
          (b) For the period ending on the tenth anniversary of the Closing Date, neither Buyer nor Drexel shall engage (including through the provisions of management or advisory services or through a joint venture or partnership) anywhere in the United States in the business of developing, manufacturing, assembling, selling, marketing and/or distributing any type of "general purpose" industrial forklift trucks (assuming for the purposes of this Agreement that "man-up" turret trucks, EX trucks or very narrow aisle trucks are not "general purpose" industrial forklift trucks).
          (c) The foregoing shall not preclude Terex or Clark, or their respective affiliates, on the one hand, or Buyer or Drexel, on the other hand, from acquiring an interest in any business, some of the operations of which would otherwise violate the foregoing prohibitions (the "Competing Operations") so long as (x) the annual revenues attributable to the Competing Operations do not exceed 10 percent of the annual revenues of such business, and (y) the acquiring entity divests itself of the Competing Operations as soon as practicable, but in no event later than 12 months, after such acquisition. If either Terex, Clark, or their respective affiliates, acquires an interest in any business which includes Competing Operations, neither Terex, Clark nor their respective affiliates shall use the Clark dealer network to sell or distribute products of the Competing Operations.
          (d) For the period ending on the fifth anniversary of the Closing Date, neither Terex, Seller nor Clark nor any of their respective subsidiaries shall induce or attempt to induce any employee of Drexel to leave the employ of Drexel. In addition, for the same period, Drexel shall not induce or attempt to induce any employee of Terex, Seller or Clark to leave the employ of any of them.
          (e) Without intending to limit the remedies available to the parties, the parties hereby agree that damages at law would be an insufficient remedy in the event of any breach by any party of this Section 6.12 and that the non-breaching party shall be entitled to injunctive relief or other equitable remedies in the event of any such breach (without the posting of a bond or other security).
          (f) If any of the provisions of this Section 6.12 are held to be unenforceable because of the scope, term or area of their applicability, then the court making such determination shall modify such scope, term or area or all of them to the extent necessary to render this Section 6.12 enforceable under applicable law, and such provisions shall then be enforced in such modified form.
          6.13 Continuing Intercompany Agreements; Supply of Proprietary Parts; Termination of Drexel Production for Terex; Other Intercompany Arrangements.
               (a) Buyer, Seller, Terex and Clark agree that for the period ending on the fifth anniversary of the Closing Date, Terex shall cause Clark to, and Clark shall, allow Buyer and Drexel reasonable access to, and an unlimited right to use for its own business without restriction or payment (except as otherwise provided herein), upon Buyer or Drexel's reasonable request, Clark's source documentation material for all parts used by Drexel at the time of the Closing Date in the conduct of the Business. In addition, for the period ending on the fifth anniversary of the Closing Date, Terex shall cause Clark to allow Buyer and Drexel reasonable access to, and an unlimited right to use for its own business without restriction or payment, upon Buyer or Drexel's reasonable request, Clark's parts numbering system for parts currently being used by Drexel or currently planned to be used by Drexel.
               (b) From the Closing Date until May 31, 1994, Drexel will assemble model EC500S30 forklift trucks for Clark (up to a maximum of 36) that Drexel is currently assembling in accordance with past practice, using parts and inventory supplied to Drexel at its plant in Pennsylvania by Clark at Clark's expense. During such period, Drexel will provide labor for the assembly of such forklift trucks for a price equal to Drexel's fully-burdened labor costs of producing such trucks (which is $31.60 per hour) plus 15%. To the extent that Drexel is in the process of assembling a forklift truck for Clark on May 31, 1994, which is not completed, Drexel shall complete such truck; provided, that Clark has provided the necessary parts for such truck on a timely basis consistent with past practice. Drexel shall bill Clark for each truck and Clark shall pay such invoice within 30 days from the date of such invoice. Terex shall use its best efforts to cause Clark to timely pay any such invoices.
               (c) For a period of not more than 6 months after the Closing Date, at Buyer's reasonable request, Terex or its affiliates shall provide certain administrative services to Drexel, including without limitation, payroll and management information services. Terex or its affiliates, as the case may be, shall provide such services to Drexel at its fully-burdened labor cost plus 15% and shall bill Drexel on a monthly basis, and Drexel shall pay such costs within 30 days from the date of such invoice.

          6.14 Access to Dealer Network and Purchase of Proprietary Parts.
               (a) Terex and Clark agree that they shall not, in any manner, interfere with, or otherwise prevent, Drexel and Buyer from gaining access to, or using, Clark's dealer network for the sale and distribution of Drexel's products. Neither Terex nor Clark shall encourage or assist in network discrimination against Drexel or Drexel's products in any manner which could adversely effect Drexel's ability to sell its products through the Clark network. After the Closing Date, representatives of Drexel shall have the right to attend meetings of dealers held by Clark and Drexel shall have the right to use Clark's computer "on-line" network to communicate with Drexel's dealers.
               (b) After the Closing Date, Drexel shall have the right to continue purchasing those parts which are set forth on Schedule 6.14(b) which are proprietary to Clark from Clark (for so long as Clark continues to manufacture such parts) on a non-exclusive, royalty-free basis at prices which are equal to Clark's standard manufacturing costs for such parts plus 15%. Terex agrees to cause Clark to allow such purchases. Drexel shall also have the right to purchase such parts from third parties on a non-exclusive, royalty-free basis.
          6.15 Intercompany Accounts. The intercompany accounts between Drexel, on the one hand, and Terex, Seller or any of their affiliates, on the other hand, shall be cancelled immediately prior to the Closing without consideration, except that an intercompany account pursuant to which Clark owes Drexel $400,000 shall remain outstanding (but shall not be included in the Closing Net Worth). The remaining intercompany account between Drexel and Clark of $400,000 shall be payable by Clark to Drexel within 90 days after the Closing Date; provided, however, that in the event that Drexel shall not pay to Clark the amount payable pursuant to Section 2.5 hereof within the time period set forth therein, then the remaining intercompany account of $400,000 shall be cancelled in full satisfaction of the amounts owed by Drexel to Clark pursuant to Section 2.5 hereof.
          6.16 Buyer Floor Plan Financing. Buyer shall use its best efforts to enter into an agreement with Clark Credit Corporation ("Clark Credit") to provide floor plan financing for Drexel after the Closing Date.
          6.17 Environmental Matters. (a) Terex and Seller shall use their best efforts to complete prior to the Closing Date each of the measures (other than the removal of the 8,000 gallon fuel oil underground storage tank) recommended by Dames & Moore in its letter addressed to GE Capital Corporate Finance Group, Inc., dated February 17, 1994 (the "Dames & Moore Letter"). If such measures are not completed by the Closing Date, the parties shall agree on an amount to be placed in escrow in order to complete the necessary work only to the extent the fees of Dames & Moore (or other environmental consultants, if any) have not been prepaid and any amounts placed in escrow shall, to the extent all funds paid to Dames & Moore are less than $75,000, be charged to the reserve for environmental matters on the Closing Balance Sheet. The parties acknowledge and agree that neither Terex nor Seller shall have an obligation to remedy any matters discovered as a result of the completion of such measures in order to satisfy the conditions to Closing and it being understood that Buyer shall have no obligation to close if such conditions are not satisfied.
               (b) Buyer may conduct, at its own expense, reasonable soil and groundwater sampling at the Owned Property prior to the Closing Date. Buyer shall not have or incur any obligations or liabilities of any kind whatsoever (including, without limitation, any obligations or liabilities with respect to any contamination or other condition which may exist on, under, or around the Owned Property) in connection with or as a result of such sampling and analysis. Within 10 days of the date hereof, Seller shall, and shall cause Drexel to, provide Buyer and/or Buyer's representatives access to the Owned Property in order to conduct such soil and groundwater sampling. The parties acknowledge and agree that neither Terex nor Seller shall have an obligation to undertake remedial or other actions to address any contamination or other condition discovered as a result of such sampling and it being understood that Buyer shall have no obligation to close in the event any such contamination or other condition is not remediated or addressed by Seller and Terex prior to Closing to the reasonable satisfaction of Buyer.
               (c) Seller shall cause Drexel to use its reasonable efforts to obtain the necessary permits to discharge waste from the Owned Property into Horsham's municipal sewer system.
          6.18 Lockboxes. Terex and Seller shall, and shall cause Drexel to, make all necessary arrangements to provide that all payments for Drexel forklift trucks to be received after the Closing Date shall be sent to Drexel (and not to any lockboxes). Any funds received by Terex, Seller or any of their affiliates after the Closing Date with respect to sales of Drexel forklifts shall promptly be paid to Drexel.
          6.19 Indentures. In connection with the consummation of the transactions contemplated hereby, Terex shall comply in all material respects with all of the provisions of (i) its Indenture (the "Senior Indenture"), dated as of July 31, 1992, with United States Trust Company of New York, as Trustee, including, without limitation, the provisions of Section 4.12 of the Senior Indenture, and (ii) its Indenture (the "Junior Indenture"), dated as of June 30, 1987, as amended, with Continental Illinois National Bank and Trust Company of Chicago, as Trustee, including, without limitation, the provisions of
Section 4.12 of the Junior Indenture.
          6.20 Drexel's Shipping Schedule. Terex and Seller shall use their best efforts, and shall cause Drexel to use its best efforts, to meet its current shipping schedule for its forklift trucks.
          6.21 Enforcement of Rights. Upon Buyer's request, Terex shall enforce on Buyer's and Drexel's behalf, such indemnification rights with respect to Drexel as are then available under the Tax Agreement dated as of July 31, 1992 by and between Clark Equipment Company and Terex Corporation, entered into pursuant to the Stock Purchase Agreement dated as of May 27, 1992, by and between Clark Equipment Company and Terex Corporation and attached as
Exhibit 1.10(a) to such agreement, and shall pay over to Drexel any indemnification amounts received under the Tax Agreement with respect to Drexel.
     7.   Conditions of Closing.
          7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, or each of the following conditions (any or all of which may be waived by Buyer):
               (a) all representations and warranties of Terex and Seller to Buyer contained herein shall be true and correct in all material respects when made and at and as of the time of the Closing with the same effect as though made again at and as of that time;
               (b) Terex and Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Terex and Seller prior to or at the Closing;
               (c) Buyer shall have been furnished with a certificate (dated the Closing Date) executed by an officer of Seller certifying to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b);
               (d) Buyer shall have been furnished with the affidavit of Seller required by Section 1445 (b) (2) of the Code;
               (e) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of sale and purchase of the Shares pursuant to this Agreement;
               (f) the employment agreement listed on Schedule 7.1 (f) shall have been terminated in a manner reasonably satisfactory to Buyer with no liability to Drexel;
               (g) (i) Neither Terex nor Seller shall have commenced any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or
(B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, and neither Terex nor Seller shall have made a general assignment for the benefit of its creditors; or (ii) there shall not have been commenced against Terex or Seller any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall not have been commenced against Terex or Seller any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) neither Terex nor Seller shall have taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above;
               (h) all consents, approvals, authorizations, assignments, exemptions and waivers from third parties that shall be required in order to enable Buyer to consummate the transactions contemplated hereby shall have been obtained and/or assigned to Buyer without material condition (except for such consents, approvals, authorizations, assignments, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal or would have a Material Adverse Effect);
               (i) all liens, charges, mortgages, encumbrances and other security interests (other than Permitted Liens) on or affecting Drexel's assets shall have been discharged in a manner satisfactory to Buyer in its sole discretion and all agreements pursuant to which Drexel has pledged any of its assets to secure its indebtedness or indebtedness of any of its affiliates, including without limitation, the agreements set forth on Schedule 4.5, shall have been terminated and Drexel and Buyer shall have no liability or obligation with respect to any of such indebtedness, and evidence of such discharge and/or termination and/or release of liability in a manner satisfactory to Buyer in its sole discretion shall have been provided to Buyer;
               (j) Buyer shall have been offered an agreement with Clark Credit to provide floor plan financing to Buyer on terms and conditions comparable to those currently provided to Drexel and Drexel's existing agreement with Clark Credit shall have been terminated;
               (k) Terex shall have delivered a letter to Buyer providing that the Royalty Payments shall be subordinated to the payment of Buyer's senior debt only if a party other than GECC and/or its affiliates acquires the senior debt of Buyer and Buyer provides Seller with evidence reasonably satisfactory to it that such subordination is required; and
               (l) Terex and Seller shall have delivered to Buyer an opinion, dated the Closing Date, of Robinson Silverman Pearce Aronsohn & Berman, to the effect that (i) this Agreement has been duly and validly authorized by each of Terex and Seller, (ii) Seller is the record owner of the Shares and has the authority to transfer the Shares and upon transfer of the Shares based upon review of the documents referred to in Schedule 4.5 and documents provided to the Trustee in accordance with Terex's agreements, Buyer will acquire the Shares free and clear of any of the Liens set forth on Schedule 4.5 and Drexel's assets are free and clear of any of the Liens set forth on Schedule
4.5 and, (iii) the security agreements entered into by Drexel have been validly terminated and, from and after the Closing Date, Drexel has no liability or obligation thereunder.
          7.2. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):
               (a) all representations and warranties of Buyer to Seller contained herein shall be true and correct in all material respects when made and at and as of the time of the Closing with the same effect as though made again at and as of that time;
               (b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;
               (c) Seller shall have been furnished with a certificate (dated the Closing Date) executed by an officer of Buyer certifying to the fulfillment of the conditions specified in Section 7.2(a) and 7.2(b); and
               (d) there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the sale and purchase of the Shares pursuant to this Agreement.
     8.   Documents to be Delivered at the Closing.
          8.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
               (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;
               (b) a copy of resolutions of the board of directors of each of Terex and Seller authorizing the execution, delivery and performance of this Agreement by each of them and a certificate of the secretary or assistant secretary of each of them, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;
               (c)  the certificate referred to in Section 7.1(c);
               (d)  the affidavit referred to in Section 7.1(d);
               (e) the written resignations of the directors of Drexel as Buyer shall request prior to Closing;
               (f)  the documents referred to in Section 7.1 (i);
               (g)  the letter referred to in Section 7.1(k); and
               (h)  the letter referred to in Section 9.3(a)(iii).
          8.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:
               (a)  payment and evidence of the wire transfer referred to in
Section 2.2;
               (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and
               (c)  the certificate referred to in Section 7.2(c).
     9.   Indemnification and Related Matters. 9.1
Indemnification for Breaches of Representations and Covenants, etc. (a) Subject to the provisions of this Article 9, each of Terex and Seller jointly and severally agree to indemnify and hold Buyer and its affiliates, including Drexel after the Closing Date, and each of their officers, directors, employees and agents (collectively, "Buyer Indemnified Parties"), harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, Environmental Costs, costs and expenses (including, without limitation, court costs and reasonable fees and disbursements of counsel) (collectively, "Losses") relating to or resulting from any of the following: (i) any breach of any of the representations or warranties made or given by Seller or Terex in this Agreement; (ii) any failure by Terex or Seller to perform any of its covenants or agreements contained in this Agreement, except for such representations, warranties, covenants and agreements related to Taxes (as defined in Section 10.1(a)), to the extent that Buyer receives indemnification with respect thereto pursuant to Section 9.3 and Section 10 hereof; and (iii) any Environmental Costs, other than Environmental Costs incurred by Drexel or Buyer relating to or arising from the 8,000 gallon underground storage tank (the "8,000 Gallon U.S.T.") formerly located at the Owned Property, or any releases from the 8,000 gallon U.S.T., which are indemnified against pursuant to the provisions of Section 9.3 hereof, or any claims, actions, suits, proceedings or other allegations, whether contingent or absolute, matured or unmatured, determined or undetermined, known or unknown prior to the Closing Date, relating in any way to the presence of or exposure to Hazardous Materials in any surface or subsurface soils, groundwater, surface water, air or buildings, at, on, from, under or within any Real Property or any other location, arising out of, relating to, resulting from or otherwise attributable to activities, events, acts, omissions or conditions occurring or existing on or prior to the Closing Date at any Real Property currently or formerly owned, operated or leased by Drexel or any predecessor of Drexel. The foregoing indemnity under clauses (ii)-(iii) above is in no way limited by the information set forth on the Schedules to this Agreement.
               (b) Subject to the provisions of this Article 9, Buyer agrees to indemnify and hold each of Terex and Seller and their respective affiliates, and each of their officers, directors, employees and agents (collectively, "Seller Indemnified Parties"), harmless from and against any and all Losses relating to or resulting from any of the following: (i) breach of any of the representations, warranties made or given by Buyer in this Agreement, or (ii) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement, except for such representations, warranties, covenants and agreements related to Taxes, which matters are subject to Section 10.
          9.2 Determination of Damages and Related Matters. In calculating any amounts payable to any Buyer Indemnified Parties solely pursuant to Section 9.1(a) or payable to any Seller Indemnified Parties pursuant to Section 9.1(b), Terex and Seller or Buyer, as the case may be, shall receive credit for (i) any actual reduction in net tax liability as a result of the facts giving rise to the claim for indemnification and any indemnification payments and insurance payments, and (ii) any insurance recoveries. Terex and Seller, on the one hand, and Buyer, on the other hand, shall have no liability for indemnification under Section 9.1 unless the aggregate amount of the Losses to Buyer, on the one hand, and Terex or Seller, on the other hand, from all claims finally determined to arise under Section 9.1 exceeds $350,000 and, in such event, Terex and Seller, on the one hand, and Buyer, on the other hand, shall be required to pay only the amount by which such aggregate amount of claims exceeds said amount in the aggregate but in no event in excess of $14,000,000. For purposes of indemnification (and no other purpose) with respect to breaches of representations and warranties contained herein, an event shall be deemed to be "material" or to have a "Material Adverse Effect" if it results in a Loss that exceeds $25,000. The indemnification provided for in this Section 9 and in Section 10 shall, from and after the Closing, be the sole remedy for any of the matters referred to herein and therein, respectively; it being expressly understood and agreed that indemnification provided for in Sections 9.1 and 9.2 shall be without duplication for any matter for which indemnification is provided for in Section 9.3 and in Section 10.
          9.3 Other Indemnification by Terex and Seller. (a) Each of Terex and Seller shall jointly and severally indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by any of them, without regard as to time or the amount of such Losses, relating to or arising from the following: (i) (a) any Taxes for which Terex or Seller is liable pursuant to Paragraph 10.3, (b) any Taxes for or with respect to any taxable period ending prior to or including the Closing Date by reason of Drexel being severally liable for the taxes of Terex, Seller or any other corporation that has been affiliated with Drexel or any of their respective affiliates pursuant to Income Tax Regulation 1.1502-6 or any analogous state or local tax provisions and (c) any breach of the representation and warranty contained in Section 4.12(h); (ii) any claims, actions, suits, proceedings or other allegations, by any person arising from or relating to any employee benefit plan, program or arrangement of Terex, Seller or any of their respective affiliates (other than Drexel) whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, but not limited to, Losses arising under Title IV of ERISA, Section 302 of ERISA and Sections 412 and 4971 of the Code; (iii) any claims, actions, suits, proceedings or other allegations, whether contingent or absolute, matured or unmatured, determined or undetermined, known or unknown prior to the Closing Date, arising out of or relating to the matters referred to in a letter to be delivered by Terex to Buyer at Closing pursuant to this
Section 9.3(a)(iii); and (iv) any Environmental costs incurred by Drexel or Buyer relating to or arising from the 8,000 Gallon U.S.T. or any releases therefrom, except that Terex and Seller shall not be obligated to indemnify the Buyer Indemnified Parties to the extent of any reduction in the principal amount of the Contingent Note (or in any collateral substituted for the Contingent Note) due to Environmental Costs. The foregoing indemnity under clauses (i)-(iv) above is in no way limited by the information set forth on the Schedules to this Agreement.
               (b) Buyer, Terex and Seller agree that with respect to each of the actions set forth on Schedule 4.17 hereof, Terex and Seller shall jointly and severally indemnify and hold harmless the Buyer Indemnified Parties for any and all Losses incurred by any of the Buyer Indemnified Parties in excess of $25,000 for each such action. Any Losses incurred by the Buyer Indemnified Parties pursuant to this Section 9.3(b) which are not paid by Seller shall be credited against the $350,000 amount referred to in Section 9.2 hereof.
          9.4 Time and Manner of Certain Claims. (a) Except as otherwise expressly provided herein, the representations and warranties set forth in this Agreement shall survive until the first anniversary of the Closing Date and Buyer, Terex and Seller shall be liable for damages under Sections 9.1(a) and 9.1(b) hereof arising from their respective breaches of their representations or warranties only to the extent that notice of a claim therefor is asserted by the other in writing and delivered prior to the expiration of one year from the Closing Date. Any claim made prior to one year from the Closing Date shall thereafter survive without limitation as to time and the party receiving such claim shall remain liable with respect thereto. Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representations or warranties with respect to which the claim is made, the general facts giving rise to the alleged basis for the claim. Any claim made by any Buyer Indemnified Party pursuant to Section
9.3 hereof shall survive without limitation as to time.
               (b) The covenants and agreements contained herein to be performed or complied with at or after the Closing (other than the covenants and agreements to indemnify pursuant to paragraph (a) above which shall expire as set forth in paragraph (a) above) shall survive the Closing until the expiration of the applicable statute of limitations.
          9.5 Defense of Claims by Third Parties. (a) When a party seeking indemnification hereunder (the "Indemnified Party") receives notice of any claims made by third parties or has any other claim for indemnification hereunder, the Indemnified Party shall give prompt written notice (a "Notice") thereof to the other party (the "Indemnifying Party") stating the nature and basis of such claim, provided, however, that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent prejudiced thereby. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such claims brought by third parties ("Third Party Claims"), including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claims within thirty
(30) days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claims. If an Indemnifying Party does not, within thirty (30) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claims because of the failure of the Indemnifying Party to do so in accordance with this Section 9.5, it may do so in such reasonable manner as it may deem appropriate, and the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted was equitable relief for which no Indemnifying Party would have liability or to which no Indemnifying Party would be subject.
               (b) Notwithstanding the foregoing, with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party.
          9.6 Buyer's Knowledge. No investigation by Buyer or on its behalf heretofore or hereafter conducted shall affect the representations, warranties or indemnities of Seller under or pursuant to this Agreement.
     10.  Tax Matters.
          10.1 Tax Returns. (a) Seller shall be responsible for the preparation and timely filing of all "Tax Returns" (as hereinafter defined) of Drexel relating to all "Pre-Closing Periods" (as hereinafter defined) ("Pre-Closing Tax Returns"). Such Tax Returns shall be prepared on a basis consistent with those Tax Returns prepared for prior taxable periods, except as otherwise required by law or regulation. If any of such Tax Returns cannot be completed by Seller and filed until after the Closing Date, Buyer agrees to cause the relevant officer(s) of Drexel to sign and file such Tax Returns after they have been completed by Seller (and before the due date of such Tax Returns), so long as such Tax Return(s) do not take any position for which there is no "realistic possibility of being sustained on the merits" (as defined for purposes of Section 6694 (a) (1) of the Code, or such equivalent state or local standard) , and Seller agrees that such post-Closing execution shall not detract from or otherwise affect Seller's liability for any Taxes shown on such Tax Returns to the extent provided in Section 10.3 (a). "Tax Return" shall mean any return, report, statement, estimate, declaration, notice, form or other information or other document (including any related or supporting information) supplied or required to be supplied to any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes. "Pre-Closing Periods" shall, with respect to Drexel, mean and refer to any taxable period (or portion thereof) ending at the close of the day of the Closing Date or at any time prior thereto, and shall include for Federal, state, local or foreign Tax purposes, any period which covers the deemed transfer of assets pursuant to a "Section 338(g) Election" or a "Section 338(h)(10) Election" (as such terms are hereinafter defined) other than any period covered by a Straddling Return (as hereinafter defined). "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, employment, property, sales, franchise, use and gross receipts, customs, estimated and withholding taxes imposed by or payable to the United States or any state, county, local or foreign government or subdivision or agency thereof, and shall also include any interest, penalties or additions to tax attributable to such assessments including penalties for the failure to file any Tax Return.
               (b) Buyer shall be responsible for the preparation and timely filing of all Tax Returns of Drexel for all taxable periods (or portions thereof) other than Pre-Closing Periods of Drexel, including Straddling Returns (as hereinafter defined) (such periods being hereinafter called "Post-Closing Periods"). Buyer shall not permit Drexel to make any assertion or make any election the effect of which would be to exclude Drexel from Seller's consolidated federal Tax Return (or any consolidated or combined state, county or local Tax Return of Seller's consolidated group) for any Pre-Closing Period unless required by law or regulation.
               (c) Buyer shall be responsible for the preparation and timely filing of any Tax Returns of Drexel for taxable periods, if any, that begin before the Closing Date and end after such Closing Date ("Straddling Returns"). Such Tax Returns shall be prepared on a basis consistent with those Tax Returns prepared for prior taxable periods, except as otherwise required by law or regulation, or, in the opinion (reasonably acceptable to Seller and its counsel) of a reputable law firm (the "Law Firm"), by other applicable legal authorities, and shall be subject to Seller's review and approval (which shall not be unreasonably withheld or delayed) prior to being filed by Buyer. In the event of a dispute with respect to any Straddling Return which is not resolved prior to the due date of such Return, Buyer shall file the Return in the manner it determines, provided that if any such dispute is resolved following the due date of such Return in a manner inconsistent with the manner in which the Return was filed, Buyer shall file an amended Return reflecting such resolution. Seller shall provide Buyer with all necessary tax-related information relating to the Pre-Closing Date Periods (as defined below) so that Buyer can prepare such Straddling Returns. Seller shall pay to Buyer, as and when required to do so under Section 10.4, so much of any Tax liability shown on a Straddling Return as is properly allocable to the period ending on the Closing Date (a "Pre-Closing Date Period"). The portion of Drexel's taxable income, gain, loss and any resulting Tax shown on a Straddling Return which is properly allocated to a PreClosing Date Period shall be determined by (i) assuming that Drexel's taxable year ends as of the close of business on the Closing Date, including within such Pre-Closing Date Period any income, gain or loss resulting from any deemed transfer of assets pursuant to a Section 338(g) Election, and (ii) except as otherwise provided by law or regulation or, in the opinion (reasonably acceptable to Seller and its counsel) of the Law Firm, by other applicable legal authorities, preparing Tax Returns based on the income, gain and losses as so determined on a basis consistent with the methodology and elections employed by Drexel in prior years as adjusted to reflect any subsequent adjustments to such returns.
               (d) Except as otherwise required by any then effective law or regulation, or, in the opinion (reasonably acceptable to Seller and its counsel) of the Law Firm by other applicable legal authorities, and except as otherwise provided in Section 10.2, without the prior written consent of Seller, Buyer shall not change or cause Drexel to change an annual accounting period, adopt or change any accounting method, or amend any Pre-Closing Tax Return if any such adoption, change or amendment would have the effect of increasing the Tax liability of Drexel with respect to any Pre-Closing Period or any Pre-Closing Date Period.
               (e) Except for Tax Returns that cover the deemed transfer of assets pursuant to a Section 338(g) Election and a Section 338(h)(10) Election (each as defined in Section 10.2(a)), if, consistent with the provisions of this Section 10, Seller desires to amend a Pre-Closing Tax Return, Buyer shall cooperate in such matter to the extent reasonable. Seller shall indemnify and hold Drexel and Buyer harmless against any increase in any Taxes, on an after-tax basis, with respect to Post-Closing Periods resulting from any such amendment.
               (f) Seller shall retain all books, records, returns, schedules, documents and all papers or relevant items of information relating to the Federal, state, foreign or other Tax liability of Drexel for any Pre-Closing Period, until the expiration of all statutes of limitations for claims to which such documents may pertain. Thereafter, Seller shall have the right to dispose of or destroy any of the items referred to in the preceding sentence, provided that, as to any items identified by Buyer, Buyer shall have the right, at its sole cost and expense, promptly to remove or obtain copies (or, if necessary, originals) of such items and take whatever action Buyer may desire with respect to such items. Notwithstanding the foregoing, Seller shall reasonably cooperate with Buyer and furnish copies of any such items to Buyer, at Buyer's sole cost and expense, upon written request.
          10.2 Section 338 Elections and Forms. (a) With respect to Buyer's acquisition of the Shares hereunder, Buyer may make an election under Section 338(g) of the Code, and the Treasury Regulations promulgated thereunder and similar elections under applicable state, local and foreign laws (such election being hereinafter called a "Section 338(g) Election"). With respect to Seller's sale of the Shares hereunder, Seller agrees that if requested by Buyer, Seller, together with Buyer, shall jointly make an election under
Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and similar elections under applicable state, local and foreign laws (such election being hereinafter called "Section 338(h)(10) Election"). Buyer and Seller agree to report the transfers under this Agreement consistent with any Section 338(g) Election and Section 338(h)(10) Election so made, and shall take no position contrary thereto unless required by law to do so. For purposes of this Agreement the terms Section 338(g) Election and Section 338(h)(10) Election shall include any deemed elections pursuant to Code Sections 338(e) and 338(f).
               (b) If Buyer makes a Section 338(h)(10) Election then (i) Buyer shall be responsible (at its sole cost and expense) for the preparation and timely filing of all statements and forms required under Section 338 of the Code ("Section 338 Forms") in accordance with applicable tax laws and the terms of this Agreement, (ii) Seller shall execute and deliver for filing a Form 8023 prepared by Buyer and execute and file, with its Federal Pre-Closing Tax Return for the respective taxable year, a statement of election consistent with the foregoing that is prepared and timely provided to Seller by Buyer (and Seller shall file any similar statements required for state or other returns), and
(iii) Seller shall reasonably cooperate with Buyer in the preparation of Form 8023 or any appropriate state form. Seller shall pay all Taxes resulting from any Section 338(g) Election or Section 338(h)(10) Election (except for Taxes for which Buyer is liable pursuant to Section 10.3(b)) which payment shall be made in accordance with Section 10.4.
               (c) If Buyer makes a Section 338(h)(10) Election, the Purchase Price shall be allocated in accordance with a schedule delivered by Buyer (the "Section 338 Schedule"). The Section 338 Schedule shall be prepared by Buyer and delivered to Seller within 180 days after the Closing Date. The allocation of the Purchase Price in the Section 338 Schedule shall be as reasonably determined by Buyer, shall be in accordance with the Treasury Regulations prescribed under Code Section 338(b)(5) and shall be subject to Seller's review and approval (which shall not be unreasonably withheld or delayed). For purposes of this Section 10.2(c), Seller's withholding of approval shall not be considered unreasonable if the allocation of the Purchase Price in the
Section 338 Schedule would result in a net capital loss being realized by Seller as a result of the transactions contemplated by this Agreement (and, as a consequence, Seller would suffer a Tax cost). If Seller reasonably withholds its approval with respect to an allocation of the Purchase Price, the parties shall attempt in good faith to resolve such dispute. If the parties are unable to resolve such dispute, the parties shall appoint the Arbiter to resolve the dispute. The Arbiter's determination shall be conclusive and binding on the parties. The Purchase Price shall be adjusted for liabilities or any amounts considered under applicable tax laws to be additional purchase price received by Seller or a reduction thereof. All allocations contained in the Section 338 Schedule, as adjusted (as discussed above), shall be adhered to by the parties in preparing the Section 338 Forms and all relevant Tax Returns, information reports and the documents and forms; provided, however, that in determining the adjusted basis of Buyer with respect to Drexel's assets, Buyer may increase the amount of the Purchase Price for any additional costs and expenses as may be required by applicable tax laws.
          10.3 Liability for Taxes. Seller and Buyer hereby covenant and agree that, as between Seller and Buyer, and except as otherwise provided in Section 10.4:
               (a) Except as otherwise provided in Section 10.3(b), Seller shall be liable for all Taxes (including, without limitation, all Taxes attributable to any deferred intercompany amounts, excess loss accounts or similar items triggered as a result of the transactions contemplated hereby and any amounts owing pursuant to any tax sharing or similar agreements) payable by or with respect to Drexel or Seller (i) with respect to Pre-Closing Periods,
(ii) with respect to Pre-Closing Date Periods as determined in accordance with
Section 10.1(c), and (iii) resulting from a Section 338(g) Election or a
Section 338(h)(10) Election (including, without limitation, all Pennsylvania State Taxes payable as a result of any such Election).
               (b) If (i) Drexel is liable for any Federal, state, local or foreign income taxes resulting from a Section 338(g) Election, and (ii) Buyer has failed to make any available Section 338(h)(10) Election with respect to Drexel, then (iii) Buyer shall be liable for such resulting Federal, state, local or foreign income taxes but only to the extent of any such income taxes which would not have been payable by Drexel had Buyer made such available
Section 338(h)(10) Election.
               (c) Buyer shall be liable for and shall pay, or shall cause Drexel to pay, and Seller shall not be required to pay or reimburse Buyer or Drexel for, all Taxes payable by Drexel for all Post-Closing Periods, other than Taxes for which Seller is responsible pursuant to Sections 10.1(e) and 10.3(a) above.
          10.4 Certain Tax Payment Responsibility. Notwithstanding anything in this Section 10 to the contrary, if Seller is liable under Section 10.3(a) for any Taxes that are required to be reported on a Tax Return prepared by Seller, Seller shall be responsible for paying such Taxes to the relevant taxing authorities on or before the date that such Taxes are due. The amount of the Revised Section 338 Taxes retained by Buyer and payable to Pennsylvania shall be credited, without duplication, against the amounts owed by Seller. If Buyer is liable under Section 10.3(b) or Section 10.3(c) for any Taxes that are required to be reported on a Tax Return prepared by Buyer, Buyer shall be responsible for paying such Taxes to the relevant taxing authorities on or before the date such Taxes are due. If one party (the "Payor") is liable for a Tax pursuant to Section 10.3 and such tax is required to be reported on a Tax Return to be filed by the other party (the "Preparer") under Section 10.1, including any Tax imposed as a result of any subsequent adjustment, the Payor shall pay such Tax to the Preparer on or before the later of (i) two business days before the date the Preparer intends to pay the Tax, provided the Preparer's request for payment is in writing, is signed by an officer of the Preparer and is accompanied by a copy of the applicable Tax Return and, if necessary, a statement reflecting the calculation of the amount of the Tax for which the Payor is liable, and, where applicable, (ii) the date on which the review and approval procedure described in Paragraph 10.1(c) has been completed and (iii) the due date of such payment. The Preparer shall remit, or cause to be remitted, any amount paid to the Preparer by the Payor to the appropriate taxing authority within five days after the Preparer receives such payment (but in no event after the due date), and, if the Preparer does not so remit the funds, such Tax shall become a liability of the Preparer for purposes of this Agreement, and the Payor shall have no further liability hereunder with respect to such Tax.
          10.5 Tax Contests. Each of the parties hereto shall promptly notify the other in writing upon receipt by either of them or any of their respective affiliates of notice of any pending or threatened Income Tax (as hereinafter defined) audits or assessments which may affect the Income Tax liabilities of Drexel and for which such other party would be liable under this Paragraph 10. Seller shall have the right to represent Drexel's interests in any Income Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return, involving an Income Tax liability of Drexel for any Pre-Closing Period and for which Seller would be liable under this Section 10 (a "Tax Matter") and to employ counsel of its choice at its expense. Buyer agrees that it will cooperate fully with Seller and its counsel in the defense
or compromise of any such Tax Matter.   With respect to (i) any Tax Matter that
could affect the amount or timing of any Income Tax for which Buyer or any of its affiliates is or may be responsible, Seller shall consult with Buyer with respect to the handling and resolution of such Tax Matter, and shall not settle or take any other action with respect to such Tax Matter without Buyer's consent, which shall not be unreasonably withheld, and (ii) any Income Tax matter (including any audit or administrative or judicial proceeding or filing of any amended return) involving an Income Tax liability of Drexel for any Post-Closing Period and for which Buyer would be liable under this Section 10, that could affect the amount or timing of any Income Tax for any Pre-Closing or Pre-Closing Date Period for which Seller or any of its affiliates is responsible, Buyer shall consult with Seller with respect to the handling and resolution of such Income Tax matter, and shall not settle or take any other action with respect to such Income Tax matter without Seller's consent, which shall not be unreasonably withheld. "Income Tax" shall mean any Federal, State, local or foreign income, franchise or similar tax and in each instance any interest, penalties or additions to tax attributable to such tax.
          10.6 Refunds, Tax Credits. To the extent that Buyer or Drexel receives a refund of, or an offset with respect to, Taxes or a Tax credit arising from or with respect to the Pre-Closing Periods or Pre-Closing Date Periods, Buyer shall, and shall cause Drexel to, pay to or reimburse Seller for the amount of any such Tax refund or credit received net of any Taxes payable by Buyer or Drexel on such Tax refund or credit. To the extent that Seller receives a refund of, or an offset with respect to, Taxes or a Tax credit arising from or with respect to any of the Post-Closing Periods (excluding Pre-Closing Date Periods), Seller shall reimburse Buyer for the amount of any such Tax refund or credit received net of any Taxes payable by Seller on such Tax refund or credit.
          10.7 Tax Sharing Agreements. As of the Closing Date, all Tax sharing agreements or arrangements, whether or not written, to which Drexel is a party shall be terminated with respect to Drexel and Drexel shall have no further obligations thereunder. No payments shall be made by Drexel (whether by cash payment, accounting entry or otherwise) under any such Tax sharing agreements or arrangements during the period beginning on the date of the signing of this Agreement and ending on the Closing Date other than payments attributable to the operations of Drexel in the ordinary course for that period, so that, in particular, no payments may be made with respect to any liability for deferred intercompany amounts, excess loss accounts or similar items triggered as a result of the transactions contemplated hereby.
     11.  Miscellaneous.
          11.1 Finders. Buyer, Terex and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it, except that Terex and Seller have utilized the services of Warburg and Terex and Seller shall be liable for any compensation payable to Warburg in connection with the transactions contemplated by this Agreement. Terex shall indemnify and hold harmless the Buyer Indemnified Parties from and against any claim by Warburg without regard to the amount of any such claim.
          11.2 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters (except as otherwise provided in Section 6.1), and cannot be changed or terminated orally.
          11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to conflicts of law principles thereof.
          11.4 Schedules; Tables of Contents and Headings. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent that it should have been disclosed on such other Schedule. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
          11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):
          If to Seller to:
               Terex Corporation
               500 Post Road East
               Westport, Connecticut  06880
               Attention:  General Counsel
          With a copy to:
               Robinson Silverman Pearce
                 Aronsohn & Berman
               1290 Avenue of the Americas
               New York, New York  10104
               Attn:  Stuart A. Gordon, Esquire
          If to Buyer, to:
               DAC Acquisition Corp.
               c/o Drexel Industries, Inc.
               P.O. Box 248
               Horsham, Pennsylvania 19044
          With a copy to:
               General Electric Capital Corporation
               260 Long Ridge Road
               Stamford, Connecticut  06927
               Attn:  Corporate Finance Group - Equity
          With a copy to:
               Fried, Frank, Harris, Shriver and Jacobson
               One New York Plaza
               New York, New York  10004
               Attn:  Gary Cooperstein, Esq.
          11.6 Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
          11.7 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.
          11.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity, including, without limitation, Employees, not a party to this Agreement. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer, Terex or Seller to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates, but no such assignment by Buyer, Terex or Seller of its rights or obligations hereunder shall relieve Buyer, Terex or Seller of any of its obligations under this Agreement.
          11.9 Best Knowledge. As used in this Agreement "to the best of Seller's knowledge" shall mean either actual knowledge possessed by an officer of Seller or Drexel or knowledge which should reasonably have been possessed by an executive officer of Seller or Drexel, and "to the best of Buyer's knowledge" shall mean actual knowledge possessed by an executive officer of Buyer or knowledge which should reasonably have been possessed by an officer of Buyer.
          11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.
          11.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
          11.12 Set-Off. In connection with the additional payment obligations of Buyer in connection with this Agreement, in addition to any rights and remedies provided by law, Buyer shall have the right, without prior notice to Terex or Seller, any such notice being expressly waived by Terex and Seller to the extent permitted by law, to set-off and appropriate and apply against such amount any and all amounts owed by Terex and/or Seller to Buyer, whether matured or unmatured, in connection with this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                        CMH ACQUISITION CORP.

                                        By:________________________________


                                        DAC ACQUISITION CORP.

                                        By:________________________________


Terex Corporation hereby agrees to be bound by the provisions of Articles 6, 9 and 10 hereof.

                                        TEREX CORPORATION

                                        By:_______________________________

Clark Material Handling Company hereby agrees to be bound by the provisions of Sections 6.12, 6.13, 6.14 and 6.15 hereof.

                                        CLARK MATERIAL HANDLING COMPANY

                                        By:_______________________________